Code of Ethics - Advisor
Effective Date: 10/01/2024
TABLE OF CONTENTS:
1.REGULATORY HIGHLIGHTS

2.POLICY STATEMENT

3.INSIDER TRADING

4.SAFEGUARDING INFORMATION

5.PERSONAL TRADING

6.PERSONAL TRADING REPORTING

7.WHISTLEBLOWING

8.COMPLIANCE CONTROLS

9.VIOLATIONS AND SANCTIONS

10.POLICY SPECIFIC TERMS

11.GLOSSARY OF ADVISOR STANDARD TERMS

12.EXHIBITS

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1.REGULATORY HIGHLIGHTS:
The Advisers Act Rule 204A-1 requires an SEC-registered investment adviser to have a code of ethics to set forth the standards of business conduct expected of all persons to whom the code of ethics applies. The code of ethics must address personal securities trading, required reporting provisions, compliance with applicable Federal Securities Laws, how violations are reported to the CCO, and any potential sanctions for violations of the code of ethics.
The Exchange Act Rules 10b5 and 10b5-1 prohibit any act or omission resulting in fraud or deceit in connection with the purchase or sale of any securities and requires policies and procedures to prevent the misuse of Material Non-Public Information.

2.POLICY STATEMENT:
The Code of Ethics – Advisor Policy (the “Code”) applies to all Access Persons except where specifically noted. The Code has been adopted by USBAM and is administered by the Compliance Department. Compliance has implemented the iTrade and Examiner components of the OneSumEx system (“iTrade” and “Examiner”) to assist in the monitoring, reporting and certification processes.
As an investment adviser, Client trust is our most valuable asset. All of us at USBAM are responsible for maintaining that trust and must conduct ourselves with the highest ethical standards. We must always place the interests of Clients ahead of our own and avoid actual and perceived Conflicts of Interest. It is not enough for us to simply comply with the letter of the law; we must observe exemplary standards of honesty and integrity above and beyond the minimal legal requirements. To that end, we have adopted this Code to help guide our conduct.
The Code does not attempt to identify all possible Conflicts of Interest. Literal compliance with the Code will not shield an Access Person from liability for personal trading or other conduct that violates a fiduciary duty to Clients. Access Persons are encouraged to seek clarification of, and discuss questions about, potential Conflicts of Interest with Compliance.
In addition to this Code, Employees are subject to the U.S. Bancorp Code of Ethics and Business Conduct. If an Employee believes compliance with the Code and the U.S. Bancorp Code of Ethics and Business Conduct imposes conflicting obligations on the Employee, contact Compliance immediately (Exhibit 1).
Additionally, FINRA registered Employees are subject to its broker-dealer’s code of conduct requirements and written supervisory procedures.

Certain types of outside activities may cause a Conflict of Interest or the appearance of a Conflict of Interest or interfere with the Access Person’s duties and responsibilities at or potentially impact USBAM’s reputation. While there is no absolute prohibition on an Access Person participating in outside activities, certain outside activities may require Compliance to impose specific conditions, limitations or prohibitions on an Access Person’s employment, board membership, political position, or other activity. Access Persons must promptly disclose all

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outside activities to Compliance. Please refer to USBAM’s Outside Activities Policy for details regarding appropriate disclosure.

Generally, Access Persons must not solicit, allow themselves to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward USBAM’s business to or from any Client, potential Client, USBAM vendor or potential vendor. Please refer to USBAM’s Gifts and Entertainment Policy for details regarding reporting/approval (as applicable) for gifts and entertainment.
Exceptions to the Code. An exception to the Code may be granted under very limited circumstances. The exception must be authorized by the CCO in writing and a copy of the exception will be retained by Compliance.

The CCO has the authority, at any time, to impose additional requirements or restrictions as he or she determines appropriate or necessary. Any exception, and any additional requirement or restriction, may be withdrawn by the CCO at any time.

3.INSIDER TRADING:
Insider trading is the illegal practice of trading or recommending the trading of any security, based on Material Non-Public Information (as defined in the Policy Specific Terms section below). Access Persons shall not employ any device, scheme or artifice to defraud; make any untrue statement of a material fact or omit a material fact necessary in order to make the statement, in light of the circumstances under which it was made, not misleading; engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or engage in any manipulative practice.
Access Persons may not attempt to force or prompt a Client, potential Client or affiliate to disclose Material Non-Public Information.

Types of Insider Information. The following are some types of information that may be considered Material Non-Public Information until publicly disclosed:
•Changes in Control or in management
•Earnings information, including new or changed earnings estimates
•Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of investors, changes in debt ratings, advanced re-fundings, public or private sales of additional securities, including private investments in public entities)
•Major litigation
•Mergers, acquisitions, tender offers, joint ventures or changes in assets
•New products, discoveries or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract)

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Access Persons who receive, come in contact with or have any questions with respect to whether information is considered MNPI or insider information must immediately contact the CCO as practicable. The Compliance Department is available to provide guidance to Access Persons on any possible MNPI or insider trading question.
Receipt of Insider Information. Access Persons may, depending on the circumstances, also become “insiders” or “tippees” when they obtain Material Non-Public Information through “tips” from “insiders,” consultants, research providers, broker-dealer personnel, family members or from business or social situations. In these scenarios, Access Persons who receive such information must treat the information as Material Non-Public Information and must fully comply with this policy to prevent the misuse of that information. .
It is critical that Material Non-Public Information possessed by Access Persons is not used in conjunction with the purchase or sale of personal or Client securities, not revealed to inappropriate persons, and not used improperly.

Confidentiality of Insider Information. Just as Access Persons are prohibited from trading while in possession of Material Non-Public Information, they are likewise required to maintain the confidentiality of such information and not intentionally or inadvertently disclose, or “tip,” that information to others.
The prohibition against intentional or inadvertent disclosure or misuse of Material Non-Public Information applies to Access Persons no matter how the information is obtained.

Insider Information about U.S. Bancorp or its Affiliates. Access Persons are “insiders” when they possess Material Non-Public Information about the business or activities of U.S. Bancorp (such as unannounced results of operations, the proposed issuance of U.S. Bancorp securities or other major developments or transactions by U.S. Bancorp or its affiliates) that, when publicly disclosed, may affect the market values of U.S. Bancorp securities or securities of other companies. Access Persons who possess “inside” information about U.S. Bancorp must comply with the requirements stated above regarding Material Non-Public Information.
Creditors’ Committees. Access Persons may serve on an insolvent issuer’s creditors’ committee, which provides USBAM with access to Material Non-Public Information (e.g., internal financial projections, validity of claims, likelihood of reorganization, etc.). In such situations, the Access Person must notify the CCO and obtain approval prior to participating on the committee.
4.SAFEGUARDING INFORMATION:
Certain information about our Clients (including former Clients) or Fund shareholders is confidential. An Access Person is permitted to disclose certain confidential Client or Fund shareholder information only to those with a business need or right to know such information.

Confidential Client or Fund Shareholder Information. This information may include name, tax identification/social security number, account information including the amount and composition of investments, information regarding USBAM’s investment recommendations and pending or completed transactions.

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Guidelines for Disclosure of Confidential Client or Fund Shareholder Information. Client contractual agreements, the Funds’ Prospectuses and Statement of Additional Information and USBAM policies may restrict who and/or how confidential information may be disclosed.
Before such information is shared, verify that contractual or policy restrictions do not exist. USBAM will typically provide confidential Client or Fund shareholder information when necessary to service specific accounts, as required by regulatory authorities or law enforcement officials who have jurisdiction over USBAM, or as otherwise required by any applicable laws.
Responsibility Regarding Confidential Client or Fund Shareholder Information. Access Persons are prohibited, both during and after the termination of their employment or contract with USBAM, from directly or indirectly disclosing confidential Client and Fund shareholder information to any person or entity outside USBAM, including family members or affiliates of USBAM, except under the circumstances described above.
Access Persons are also prohibited from using confidential Client or Fund shareholder information for their own personal benefit or the benefit of any third party. In addition, Access Persons are prohibited from making unauthorized copies of any documents or files containing confidential Client or Fund shareholder information.
Securing Confidential Client or Fund Shareholder Information. Access to confidential Client or Fund shareholder information should be restricted to those with a business need or right to know such information. Access Persons who have access to confidential Client and Fund shareholder information are required to keep such information secure. Unauthorized access to confidential Client or Fund shareholder information must be reported immediately to the CCO.
Responsibility Regarding USBAM Information. Access Persons are responsible and accountable for the proper expenditure of funds and use of USBAM assets under their Control, including all funds and assets entrusted to USBAM by Clients and others. USBAM assets are to be used only for proper purposes both during and following employment with USBAM. Examples of improper uses include unauthorized taking or use of corporate property or other resources; and the disbursement of corporate funds, directly or indirectly, for any form of payment that is illegal or otherwise not in accordance with USBAM policy. Unless authorized by appropriate USBAM management, the sale, loan, or gift of USBAM assets to Access Persons, Clients or professional associates is prohibited.
No Access Person should discuss with or otherwise inform others inside or outside of USBAM of any actual or contemplated investment transaction by a Client or the Company except in the performance of employment duties or in an official capacity and then only for the benefit of the Client or USBAM, as appropriate, and in no event for personal benefit or for the benefit of others.

5.PERSONAL TRADING:
As an Access Person, the ability to conduct personal trading is a privilege, not a right. At USBAM, we must put our Clients’ interests first.

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Reportable Accounts. An account at a broker, dealer, bank, or other financial institution in which transactions in Reportable Securities (as defined in the Policy Specific Terms section below) may be executed. These accounts may include Automatic Investment Plans, Health Savings Accounts, Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account is self-directed and can execute transactions in a Reportable Security.
Access Persons are responsible for the following:
•Access Persons are required to report any account holding (or any direct holdings of) Reportable Securities in which they have a beneficial interest, such as direct or indirect financial interest or direct or indirect Control.
•Access Persons should consider themselves to have beneficial interest of any account held by Immediate Household Members or other persons by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power over that account.
•Accounts established by Access Persons participating in the U.S. Bank Executive Employees Deferred Compensation Plan are not Reportable Accounts.

Reportable Securities. Access Persons are required to report Reportable Securities (as defined in the Policy Specific Terms section below) whether held directly or in a Reportable Account.

Duplicate Broker Confirmations. Compliance must receive a duplicate copy of all transaction confirmations generated for Reportable Accounts.

Discretionary Accounts. Reportable Accounts where full investment authority has been granted to a third party via a contract or agreement do not require pre-clearance or reporting of transactions and are exempt from Blackout Periods. Access Persons are responsible for the following:
•At new hire reporting, provide a signed and executed copy of the Discretionary Account agreement to Compliance for each Discretionary Account.
•Annually upload into iTrade the completed third party discretionary provider certification that the account owner exercised no discretion over the account at any point during the year.
Approved Brokers. With the exception of Discretionary Accounts, Access Persons and Immediate Household Members are limited to effecting transactions in Reportable Accounts maintained at the following:
•Ameriprise Financial
•Charles Schwab
•Edward Jones
•E*TRADE
•Fidelity Investments
•Janney
•JPM Chase
•LPL Financial

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•Merrill Lynch
•Morgan Stanley
•Raymond James
•RBC
•TD Ameritrade
•UBS
•U.S. Bancorp Investments
•Vanguard
•Wells Fargo

Approved Brokers Exception. The following accounts are exempt from the Approved Brokers requirement:
•Reportable Accounts of contractors
•Reportable Accounts of Immediate Household Members maintained with their employer
•Reportable Accounts in an employer-sponsored plans that are self-directed and/or holding company stock
•Previous employer-sponsored plans that are self-directed and/or holding company stock
•Reportable Accounts required by law or company policy to be maintained at a broker, dealer or bank

Non-Approved Broker Reporting. Access Persons with exceptions to maintain Reportable Accounts at non-approved brokers will upload their brokerage statements in iTrade, at least quarterly.

Pre-Clearance of Transactions. All personal Reportable Securities transactions must be cleared in advance by Compliance unless specifically exempted from this requirement (see “Pre- Clearance Exceptions” below).

Pre-Clearance Approval. Approved transactions, must be executed by the close of the New York Stock Exchange the same day approval is given. For purchases involving initial public offerings, limited offerings and private placements, please see the relevant section below which details additional approval requirements. If a transaction is not executed that day, pre-clearance must be requested again prior to trade execution.
Pre-Clearance Exceptions. Certain Security transactions are not subject to pre-clearance requirements:
Purchases in:
•Automatic Investment Plans
•Employer’s stock under an employer-sponsored plan (including the employer of a spouse)
Transactions in:
•Common/collective trust funds

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•Derivative securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities
•Discretionary Accounts
•Exempt Securities (including shares of open-end funds)
•Granted U.S. Bancorp stock and stock options held in U.S. Bancorp Stock Plan brokerage accounts at Fidelity and Morgan Stanley
•Rights acquired as the result of an exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights
•Securities that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls, non-volitional sales from a margin account pursuant to a bona fide margin call; and purchases or sales as part of divorce settlement or decree

Blackout Periods. All Access Persons may not purchase directly or indirectly, any securities which are placed on the Restricted Securities List. In addition, an Access Person may not sell a security on the Restricted Securities List unless the Access Person receives prior approval from the CCO.
If a Client trade takes place the same business day an Access Person has traded in the Security, Compliance will send the Access Person a form asking if the Access Person had any knowledge of the Client trade to help detect front running. Once the Access Person has completed and returned the form, Compliance will determine if further action is necessary.
Blackout Period Exceptions. Certain Security transactions are not subject to a Blackout Period: Purchases in:
•Automatic Investment Plans
•Employer’s stock under an employer-sponsored plan (including the employer of a spouse)

Transactions in:
•Common/collective trust funds
•Derivative securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities
•Discretionary Accounts
•Exempt Securities
•Rights acquired as the result of an exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights
•Securities that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls, non-volitional sales from a margin account pursuant to a bona fide margin call; and purchases or sales as part of divorce

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settlement or decree
•Securities of issuers included in the Russell 1000 stocks by Access Persons in amounts less than $10,000 in any single trading day
•Securities of issuers included in the S&P 100
•Securities of issuers included in the S&P 500 stocks by Access Persons in amounts less than $25,000 in any single trading day
•Securities whose performance are directly tied to a broad-based, publicly traded market basket or index of stocks (e.g., SPDRS, QQQ, Diamonds)

Leave of Absence. An Access Person on a leave of absence is required to pre-clear transactions.

Initial Public Offering, Limited Offering, Private Placements. All Access Persons must obtain pre-approval from the CCO or a designee before investing in an initial public offering, limited offering or private placement. Therefore, Access Persons who wish to pre-clear such transactions must complete the Special Securities Compliance Form in iTrade including providing the relevant documentation. Compliance will consider, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Access Person due to his or her relationship to the Company or any fund sponsored or advised by the Company. After the CCO approves the Special Securities Compliance Form, the Access Person is then able to complete the transaction request via the standard method in iTrade.
Restricted Securities List. All Access Persons may not purchase directly or indirectly, any securities which are placed on the Restricted Securities List. The Restricted Securities List includes publicly traded securities for which a Client is the issuer. In addition, an Access Person may not sell a security on the list unless the Access Person receives prior approval from the CCO.
6.PERSONAL TRADING REPORTING:
To ensure that the provisions of the Code regarding personal trading are being observed, each Access Person is required to make the following disclosures:

New Hire Reporting. Managers are required to inform Compliance of new Access Persons by their start date.
The following information is required to be provided by Access Persons to Compliance, through iTrade within 10 calendar days of hire date.
•Code of Ethics Certification – Access Persons must certify that they have read, understand and will comply with the Code.
•Accounts Disclosure – Access Persons must disclose all Reportable Accounts.
•Holdings Disclosure – Access Persons must disclose all holdings of Reportable Securities within Reportable Accounts to Compliance. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to hire date. Please note Exempt Securities do not need to be disclosed.

Quarterly Reporting. The following information is required to be provided by Access Persons to Compliance, through iTrade within 30 calendar days after quarter end.
•Code of Ethics Certification – Access Persons must certify they have read, understood

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and complied with the Code. In addition, Access Persons certify they have reported all Material Non-Public Information that has come into their possession and have not shared such information with any other person or acted on such information.
•Reportable Account Certification – Access Persons must certify that all Reportable Accounts have been reported.
•Transaction Certification – Access Persons must certify that all Reportable Securities transactions in Reportable Accounts have been reported. This includes certain securities transactions that do not require pre-clearance or are exempt from Blackout Periods but do require reporting.

Annual Reporting. The following information is required to be provided by Access Persons to Compliance, through iTrade, within 45 calendar days after year end.
•Holdings Certification – Access Persons must certify that the record of holdings as of year-end, other than holdings in Exempt Securities, is complete and accurate. If the record of holdings is incorrect, the Access Person must update the holdings information prior to certification.
•Discretionary Account Certification – Access Persons with Discretionary Accounts must complete the third party discretionary provider certification for each Discretionary Account.

Leave of Absence. An Access Person on leave during any certification period is required to complete the certification when they return to the office.

7.WHISTLEBLOWING:
USBAM is committed to high standards of ethical, moral and legal business conduct and expects all Access Persons to report suspected violations or concerns regarding compliance with laws, regulations or the Code, or suspected wrongdoings that could harm the reputation of the Advisor and/or the Funds.
Reporting. USBAM encourages Access Persons to raise concerns within the organization regarding actual or suspected wrongful conduct engaged in by an Access Person, third party service provider or vendor. Access Persons who are aware of, or have reason to suspect, wrongful conduct are asked to report the conduct either verbally or in writing to any of the following:
•Immediate supervisor or other senior manager
•USBAM Chief Executive Officer
•USBAM Chief Counsel
•CCO
•U.S. Bank Ethics Line at 866-ETHICS4 (866-384-4274) or use the Ethics Line Web Form
•SEC (https://www.sec.gov/about/offices/owb/owb-tips.shtml)

Confidentiality will be maintained to the extent possible, regardless of the method used to report possible unethical conduct. All questions or concerns will be handled discreetly and thoroughly.

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Anonymous reports may be mailed along with a description of the suspected violation or other complaint or concern to:

Leo Karwejna, CCO (leo.karwejna@usbank.com)

Prompt disclosure of suspected violations to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution.
Response. USBAM will take action as it deems necessary and appropriate to address allegations of activity that may be considered fraudulent or illegal in nature, or could potentially damage the reputation of the Advisor or the Funds.
The CCO will work with Legal, appropriate USBAM senior leaders and in certain instances U.S. Bank Human Resources to recommend and implement the appropriate disciplinary action depending upon the severity of the violation.
The CCO shall report to the Funds’ Board and/or Audit Committee regarding each report of concern and follow-up information on actions taken. The SEC and/or other regulators may be notified.

Retaliation. No Access Person who makes a good faith report of suspected or actual misconduct will suffer harassment, retaliation or adverse employment consequences. Any person who retaliates against any Access Person who makes a good faith report is subject to discipline up to and including termination.
Individuals who have made a good faith allegation and feel they have suffered harassment, retaliation or adverse employment consequences are encouraged to contact any of the following:
•Immediate supervisor or other USBAM senior manager
•USBAM Chief Executive Officer
•USBAM Chief Counsel
•CCO
•U.S. Bank Human Resources
•SEC (https://www.sec.gov/about/offices/owb/owb-tips.shtml)

8.COMPLIANCE CONTROLS:
Preventative Control Procedures:
•Compliance requires newly hired Access Persons attend training on Code requirements along with compliance related topics within 60 days of their initial hire date.
•Compliance adds issuers’ securities to the Restricted Securities List for publicly traded Clients.
•Compliance adds issuers’ securities to the Restricted Securities List when an Access Person is in receipt of Material Non-Public Information.
•Compliance monitors new hire reporting, quarterly reporting and annual reporting through the use of iTrade and Examiner to determine compliance with reporting requirements.

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•The CCO, or their designee, will approve exceptions to the Code.
•Compliance requires Access Persons to attend Annual Compliance Training on Code requirements along with other compliance related topics.
Detective Control Procedures:
•Compliance monitors pre-clearance requirements and reviews personal trading and reporting through the use of iTrade and Examiner reports.
•Compliance reviews Access Person trades in regard to a Blackout Period.
•Compliance reconciles the Access Persons to the Employee list to ensure Access Persons are appropriately identified, on a monthly basis.
•Compliance reviews the Credit and Investment Departments meeting log and compares to personal trading transactions around meeting dates that may be indicative of insider trading, on a quarterly basis.
•Compliance reviews the Credit and Investment Departments meeting log and compares to Client trading transactions in the OMS in order to identify transactions around meeting dates that may be indicative of insider trading, on a quarterly basis.
•Compliance reviews Access Persons trading of U.S. Bancorp stock and options transactions in conjunction with timing of U.S. Bancorp earnings releases, on a quarterly basis.

Corrective Control Procedures:
•Compliance reports violations of the Code to the ICCC, quarterly or sooner, depending on the circumstances.
•Compliance determines the actions taken as the result of a violation of the Code or Federal Securities Laws.
•Compliance and Legal determine if additional reporting or disclosure is required as the result of a violation of the Code or Federal Securities Laws.
9.VIOLATIONS AND SANCTIONS:
The Code supports our commitment to an ethical workplace and is an integral element of the control environment required under Federal Securities Laws. Access Persons are required to promptly report the following to Compliance:
•Any violation of the Code
•Any issue that an Access Person believes should be reviewed by Compliance to determine whether it meets the statutory definition of a material compliance matter (a matter about which management would reasonably need to know to oversee compliance)
•Any violation of Federal Securities Laws
Retaliation of Reporting Violations. The Advisor will not tolerate any form of retaliation against a person who in good faith reports a violation or suspected violation of Federal Securities Laws or of the Code.
Sanctions. Failure of Access Persons to comply with the Code and Federal Securities Laws may lead to disciplinary action. In considering actions to enforce the Code, Compliance, Legal and USBAM senior management and in certain instances, U.S. Bank Human Resources, will

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consider the relevant facts and circumstances of the incident and the Access Person’s prior record of compliance.
Violations of this Code and/or Federal Securities Laws may result in one or more of the following:
•Oral reprimand
•Letter of censure
•Disgorgement of profits or fines
•Termination of personal trading privileges
•Reduction in salary or position
•Suspension without pay
•Termination of employment
•Referral to appropriate government agency
•Civil and/or criminal penalties from government agencies including FINRA (for licensed individuals) and the SEC. This could include fines, suspension from the industry and/or imprisonment.
Violators will be required to pay any remuneration resulting from a Code violation by an Immediate Household Member.
Sanctions imposed under this Code do not preclude additional sanctions being imposed by the Funds’ Board and cannot be deemed as a waiver of rights by any Client or shareholder.
Policy Owner
•Compliance Manager

Responsible Parties
•Compliance

Related Policies
•Gifts and Entertainment
•Outside Activities
•Conflicts of Interest

Related Disclosures
•None

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POLICY SPECIFIC TERMS:
Access Person(s)    For purposes of this policy, any Employee, officer, director or partner, or Contractor/consultant/temporary Employee on assignment for four weeks or longer over a twelve- month period.
Automatic Investment Plan    An investment plan, including dividend reinvestment plans, that allows investors to contribute funds to an investment account in regular pre-determined intervals. Payment can be deducted from an individual’s paycheck or paid out from a personal account.
Blackout Periods    A period during which no Access Person should purchase or sell any security if such person knows that USBAM or its advisory affiliates is considering for purchase or sale, for one or more Clients or during any period when there is an open order for the purchase or sale of that security by a Client.
Conflicts of Interest    A situation in which financial or other personal
considerations may adversely affect, or have the appearance of adversely affecting, an Access Person’s professional judgment in exercising any duty or responsibility.
Control    The power to exercise a controlling influence over the management or policies of a company. Beneficial ownership of more than 25% of the voting securities of a company is presumed to indicate "Control" of that company.
Discretionary Account(s)    Accounts where full investment authority has been granted
to a third party via a contract or agreement between the Access Person and such third party.

Exempt Security or Securities    Securities that do not need to be pre-cleared or reported and are exempt from Blackout Periods under this Code. Examples of Exempt Securities are:
•Direct obligations of the Government of the United States
•High-quality short-term debt instruments including repurchase agreements, bankers' acceptances, certificates of deposit, commercial paper
•Shares issued by open-end funds
•Exchange-Traded Funds (“EFTs”)

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First American Funds, Fund(s) or Each series of First American Funds Trust whether
Money Market Funds    now existing or organized in the future.

Immediate Household Members    Includes persons sharing the same household (domestic
partners, child, adult child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law or sister- in-law, adoptive relationships, and non-familial co- habitants) or other persons by reason of any contract, arrangement, understanding.
Material Non-Public Information Non-public information that is likely to affect the market price of any Security or is likely to be considered important by reasonable investors in deciding whether to trade the Security that has not yet been disclosed to the public.
Information is not considered “public” unless it has been disseminated broadly to the marketplace (e.g., reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report or otherwise made publicly available). Information in published research reports should also be considered public. Nonpublic information does not include information that the Advisor has a reasonable basis to believe is lawfully made publicly available. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of an issuer’s securities. Information that should generally be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in earnings estimates, significant merger or acquisition proposals or agreements, changes in financial condition, changes in an issuer’s credit capacity or credit rating, major litigation or regulatory inquiries or investigation, and significant management developments.
MMST Restricted Person    Certain Access Persons who are also engaged in activities
related to MMST such as, participating in, or obtaining information regarding MMST portfolio transactions or any other individual designated by Compliance.

Restricted Securities List    The restricted list is a list of securities that Access Persons are prohibited from buying or selling. This may include a

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Client’s publicly traded securities, securities currently being traded for any Client account, and/or securities where an Access Person may be in possession of Material Non- Public Information.
Reportable Account(s)    Any account holding, or that has the ability to hold,
Reportable Securities in which the Access Person has a beneficial interest as a result of direct or indirect financial interest or direct or indirect Control. In addition, persons should consider themselves to have beneficial interest of any account held by Immediate Household Members, other persons by reason of any contract, arrangement, understanding or relationship that provides them with sole or shared voting or investment power over that account.
Reportable Accounts could include trust accounts, accounts with Reportable Securities pledged as collateral for a loan, general or limited partnership or accounts owned by a corporation in which the Access Person has or shares investment Control over the account.

Reportable Security or Securities Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that the access person reports are designed to uncover:
⦁Transactions and holdings in direct obligations of the Government of the United States.
⦁Money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
⦁Shares of money market funds.
⦁Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
⦁Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds. The rule thus requires access persons to report shares of mutual funds advised by the access person's employer or an affiliate, and is designed to help advisers (and our examiners) identify abusive trading by personnel with access to information about a mutual fund's portfolio.

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For any defined terms used herein, please refer to glossary of Fund and Advisor standard terms document.

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EXHIBIT 1
CODE OF ETHICS CONTACT LIST

Please contact the following people with any questions concerning the Code:

USBAM.Code.of.Ethics@usbank.com Marvia Gardner, Compliance Analyst Theresa Donnelly, Compliance Analyst

Please contact the following people regarding insider trading:
Leo Karwejna, Chief Compliance Officer: Leo.Karwejna@usbank.com
Jennifer Berrier, Managing Director-Compliance: Jennifer.Berrier@usbank.com

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